Exhibit 99.1

FOR IMMEDIATE RELEASE

STIFEL FINANCIAL AND MILLER BUCKFIRE ENTER INTO STRATEGIC ALLIANCE

Stifel Financial to Make $40 Million Senior Preferred Investment in Miller Buckfire

Strategic Alliance to Broaden Reach of Stifel's Capital Markets Capabilities and Miller Buckfire's Restructuring Advisory Expertise for Benefit of Both Firms and Their Clients; Stifel and Miller Buckfire Will Continue to Operate Independently

St. Louis and New York, June 8, 2011 - Stifel Financial Corp. (NYSE: SF), a full-service investment banking and wealth management firm, and Miller Buckfire & Co. LLC, a leading investment banking firm, today announced that they have entered into a strategic alliance whereby Stifel Financial will invest $40 million for Senior Preferred interests in Miller Buckfire.  The two firms will broaden their offerings by making Miller Buckfire's restructuring advisory capabilities available to Stifel's clients and Stifel's capital markets expertise available to Miller Buckfire's clients.  Stifel and Miller Buckfire will continue to operate independently under their existing structures.

"We have long admired the Miller Buckfire team, whose highly specialized services fit well as part of our overall strategy of expanding our investment banking capabilities," said Stifel Financial Chairman, President, and Chief Executive Officer Ronald J. Kruszewski.  "Both of our firms are based upon fostering an entrepreneurial environment where client interests are paramount, and as a result, we are confident our expertise will be mutually beneficial to both firms and our clients.  We have structured our alliance to promote significant collaboration, and all of us at Stifel are excited to work with our new partners at Miller Buckfire."

"Our strategic alliance with Stifel is testament to the strong momentum we have built in our core franchise and optimally positions us for the next restructuring cycle, which we believe will be more focused on capital markets solutions," said Miller Buckfire Chief Executive Officer and Managing Director Kenneth A. Buckfire.  "We also will benefit from the strategic investment, which will enable us to continue to recruit and retain the very best senior restructuring bankers.  We move forward with an enhanced capital base and a very strong and broad capital markets partner, while retaining our independence and our distinctive brand in the marketplace."

Stifel Co-Head of the Institutional Group Victor J. Nesi will join Miller Buckfire's Board of Directors, and Miller Buckfire Chairman Henry S. Miller will be a senior advisor to Stifel.  This transaction is expected to close in the second quarter subject to regulatory approvals.

"I am extremely proud of Miller Buckfire's performance and success since our founding in 2002," said Mr. Miller.  "I am confident that the relationship with Stifel will build on this foundation as we see opportunities for growth.  Stifel is one of the premier capital markets firms in the business, and my colleagues and I are pleased to have formed a strategic alliance with them."

"Miller Buckfire has worked on some of the most complex financial restructurings in recent memory, including those of Dana, General Growth Properties, and Calpine," said Mr. Nesi.  "What has always set Henry, Ken, and their team apart is their ability to understand their clients' unique situations and craft innovative solutions to address their clients' needs.  This defining characteristic fits well with Stifel's own culture and approach to doing business, and we're confident that our two firms will work well together for the mutual benefit of our two client networks."

Stifel Financial Company Information

Stifel Financial Corp. (NYSE: SF) is a financial services holding company headquartered in St. Louis, Missouri that conducts its banking, securities, and financial services business through several wholly owned subsidiaries. Stifel clients are primarily served in the U.S. through 312 offices in 44 states and the District of Columbia through Stifel, Nicolaus & Company, Incorporated and Thomas Weisel Partners LLC, and in Canada through Stifel Nicolaus Canada Inc. Clients in the United Kingdom and Europe are served through offices of Stifel Nicolaus Limited and Stifel Nicolaus Europe Limited (formerly Thomas Weisel Partners International Limited). Each of the broker-dealer affiliates provides securities brokerage, investment banking, trading, investment advisory, and related financial services to individual investors, professional money managers, businesses, and municipalities. Stifel Bank & Trust offers a full range of consumer and commercial lending solutions. To learn more about Stifel, please visit the company's web site at www.stifel.com.

Miller Buckfire Company Information

Miller Buckfire & Co., LLC, is a leading investment banking firm.  Miller Buckfire provides high-level strategic advice to many of the largest corporations and leading private equity firms in the United States and Europe.  Miller Buckfire provides a full range of investment banking advisory services, including financial restructuring, mergers and acquisitions, and debt and equity placements.  For more information, please see the firm's web site at www.millerbuckfire.com.

Financial and Legal Advisors

Stifel, Nicolaus & Company, Incorporated served as financial advisor to Stifel Financial Corp., and Bryan Cave LP served as legal advisor to the company.  Nicholas J. Sheumack of SGMA (a division of First New York Securities, LLC) provided strategic advice to Miller Buckfire, and Debevoise & Plimpton LLP provided legal advice.

Forward-Looking Statements

The information contained in this Current Report on Form 8-K as Exhibit 99.1 contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this report not dealing with historical results are forward-looking and are based on various assumptions. The forward-looking statements in this report are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. The material factors and assumptions that could cause actual results to differ materially from current expectations include, without limitation, the following: the inability to complete the investment transaction due to the failure to obtain requisite approvals of the transaction, including required regulatory approvals; the failure of the transaction to close for any other reason, or to close in a timely manner; the effect of the announcement of the strategic investment on Stifel's or Miller Buckfire's respective business relationships and business generally; or the possibility that the anticipated benefits of the strategic investment will not be realized, or will not be realized within the expected time period. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. The Company disclaims any intent or obligation to update these forward-looking statements.

Stifel Investor Relations Contact

Sarah Anderson

(415) 364-2500

Miller Buckfire Contact

Chuck Dohrenwend or Dana Gorman

The Abernathy MacGregor Group

(212) 371-5999